UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM 8-K
 _________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2017
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Hudson Pacific Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34789	27-1430478
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification No.)
incorporation)

11601 Wilshire Blvd., Ninth Floor Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 445-5700
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report
_________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Hudson Pacific Properties, Inc. (the “Company”), a Maryland corporation, and Hudson Pacific Properties, L.P. (the “Operating Partnership”), a Maryland limited partnership of which the Company serves as the sole general partner.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Hudson Pacific Properties, Inc. (the “Company”) adopted the 2017 Outperformance Program (OPP) under our 2010 Incentive Award Plan. The OPP authorizes grants of incentive awards linked to our absolute and relative total shareholder return (TSR) over the performance period beginning on January 1, 2017 and ending on the earlier to occur of December 31, 2019 or the date on which we experience a change in control. Each OPP award confers a percentage participation right in a dollar-denominated bonus pool that is settled in either Company common stock (“Common Stock”) or Performance Units of the Operating Partnership, as well as certain dividend equivalent or distribution rights.
Upon adoption of the OPP, the Compensation Committee granted Victor J. Coleman, Mark T. Lammas, Christopher Barton, Alex Vouvalides and Josh Hatfield, each of whom is a named executive officer, OPP awards of 21.425%, 11.45%, 7.175%, 9.15% and 5.175% respectively. The awards for each were granted in the form of Performance Units.
Under the OPP, a bonus pool of up to (but not exceeding) $20 million will be determined at the end of the performance period as the sum of: (i) 3% of the amount by which our TSR during the performance period exceeds 9% simple annual TSR (the absolute TSR component), plus (ii) 3% of the amount by which our TSR performance exceeds that of the SNL US Equity REIT Index (on a percentage basis) over the performance period (the relative TSR component), except that the relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 7% to 0% simple annual TSR over the performance period. In addition, the relative TSR component may be a negative value equal to 3% of the amount by which we underperform the SNL US Equity REIT Index by more than 3% per year during the performance period (if any). The target bonus pool is equal to $4,510,790, which would be attained if the Company achieves during the performance period (i) a TSR is equal to that of the SNL US Equity REIT Index and (ii) a 10% simple annual TSR.
At the end of the three-year performance period, named executive officers who remain employed with us will vest in a number of Performance Units based on their percentage interest in the bonus pool (and determined based on the value of the Common Stock at the end of the performance period), and such vested Performance Units and will continue to be subject to an additional two-year holding (i.e., no-sell) period. However, if the performance period is terminated prior to December 31, 2019 in connection with a change in control, OPP awards will be paid entirely in fully vested Performance Units immediately prior to the change in control.
In addition to these Performance Units, each OPP award entitles its holder to a cash payment equal to the aggregate distributions or dividends that would have been paid during the performance period on the total number of Performance Units that performance-vest had such Performance Units been outstanding throughout the performance period. The cash payment will be reduced by the aggregate amount of the distributions received during the performance period on the total number of Performance Units granted.
If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the performance period (referred to as qualifying terminations), the participant will be paid his or her OPP award at the end of the performance period entirely in fully vested Performance Units (except for the performance period distribution/dividend equivalent, which will be paid in cash at the end of the performance period). Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the performance period. If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after December 31, 2019, any unvested Performance Units that remain outstanding will accelerate and vest in full upon such event.
The foregoing description of terms of the 2017 Outperformance Program is qualified in its entirety by reference to the text of the 2017 Outperformance Award Agreements, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	2017 Outperformance Award Agreement (REIT Shares).
10.2	2017 Outperformance Award Agreement (LTIP Units).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.
	By:	/s/ Mark T. Lammas
February 10, 2017		Mark T. Lammas
Chief Operating Officer, Chief Financial Officer and Treasurer

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description
10.1	2017 Outperformance Award Agreement (REIT Shares).
10.2	2017 Outperformance Award Agreement (LTIP Units).